TERMS AGREEMENT NO. 545-00-1

under the

ASIAN DEVELOPMENT BANK

GLOBAL MEDIUM-TERM NOTE PROGRAM

U.S.$3,000,000,000

1.625 per cent. Global Notes due 15 July 2013

28 May 2010

Asian Development Bank
6 ADB Avenue, Mandaluyong City
1550 Metro Manila
Philippines

Attention:  Assistant Treasurer, Funding Division

The undersigned managers (collectively, the “Managers”) severally agree to purchase from the Asian Development Bank (“ADB”) its U.S.$3,000,000,000 1.625 per cent. Global Notes due 15 July 2013 (the “Notes”) described in the pricing supplement dated as of the date hereof relating thereto (the “Pricing Supplement”) and the related Prospectus dated 20 July 2005 (the “Prospectus”) at 9:00 a.m., New York time, on 3 June 2010 (the “Settlement Date”) at an aggregate purchase price of U.S.$2,985,780,000 on the terms set forth herein and in the Standard Provisions dated as of 17 May 2004 (the “Standard Provisions”) relating to the issuance of Notes by ADB.  The Standard Provisions are incorporated herein by reference, except that all references therein to (i) the Prospectus shall be deemed to refer to the Prospectus referred to herein and (ii) the Fiscal Agency Agreement shall be deemed to refer to the Uniform Fiscal Agency Agreement dated as of 20 July 2006, the letter of agreement dated 20 July 2006 from ADB to the Federal Reserve Bank of New York (“FRBNY”) and the letter of acknowledgment dated 8 August 2006 from the FRBNY to ADB.  In so purchasing the Notes, each of the Managers understands and agrees that it is not acting as an agent of ADB in the sale of the Notes.

When used herein and in the Standard Provisions as so incorporated, the term “Notes” refers to the Notes as defined herein.  All other terms defined in the Prospectus, the Pricing Supplement relating to the Notes and the Standard Provisions shall have the same meanings when used herein.

ADB represents and warrants to the Managers that the representations and warranties of ADB set forth in Section 2 of the Standard Provisions are true and correct as though made at and as of the date hereof and will be true and accurate as of the Settlement Date.

The obligation of each of the Managers to purchase Notes hereunder is subject to the continued accuracy, on each date from the date hereof to and including the Settlement Date, of ADB’s representations and warranties contained in the Standard Provisions and to ADB’s performance and observance of all applicable covenants and agreements contained herein and therein.

ADB certifies to the Managers that, as of the Settlement Date, (i) ADB has performed all of its obligations under the Standard Provisions and this Terms Agreement required to be performed or satisfied on or prior to the Settlement Date and (ii) the Prospectus, as supplemented by the Pricing Supplement, contains all material information relating to the assets and liabilities, financial position, and net income of ADB, and nothing has happened or is expected to happen that would require the Prospectus, as supplemented by the Pricing Supplement, to be further supplemented or updated.

The obligation of the Managers to purchase Notes hereunder is further subject to the receipt by each of the Managers of the documents referred to in clauses (ii) through (v) of Section 6(b) of the Standard Provisions, if requested by the Managers, and copies of the documents referred to in clauses (i), (ii), (iii) and (v) of Section 6(a) of the Standard Provisions.  Each of the Managers hereby waives its right to receive copies of each of the documents described in clauses (iv) and (vi) of Section 6(a) of the Standard Provisions.

1.           ADB agrees that it will issue the Notes and the Managers named below severally and not jointly agree to purchase the Notes at the aggregate purchase price specified above, calculated as follows:  the issue price of 99.626 per cent. of the principal amount less a management and underwriting fee and selling concession of 0.10 per cent. of the principal amount.

The respective principal amounts of the Notes that each of the Managers commits to underwrite are set forth opposite their names below:

Name	Principal Amount

Daiwa Capital Markets Europe Limited	U.S.$	720,000,000
Goldman Sachs International		720,000,000
Morgan Stanley & Co. International plc		720,000,000
UBS Limited		720,000,000
BNP Paribas		15,000,000
Credit Suisse Securities (Europe) Limited		15,000,000
HSBC Bank plc		15,000,000
J.P. Morgan Securities Ltd.		15,000,000
Merrill Lynch International		15,000,000
Nomura International plc		15,000,000
RBC Capital Markets Corporation		15,000,000
The Toronto-Dominion Bank		15,000,000
Total	U.S.$	3,000,000,000

  Terms Agreement

2.           Each of payment for and delivery of the Notes shall be made against the other on the Settlement Date.  The Notes shall be delivered in book-entry form to the following account of BK OF NYC/GIL at the Federal Reserve Bank of New York, ABA No. 021000018, for further credit to Goldman Sachs International; and payment for the Notes shall be effected by transfer of the purchase price in immediately available funds to ADB’s Account A, ABA No. 021080245 with the Federal Reserve Bank of New York.

3.           ADB hereby appoints each of the Managers as a Dealer under the Standard Provisions solely for the purpose of the issue of Notes to which this Terms Agreement pertains.  Each of the Managers shall be vested, solely with respect to this issue of Notes, with all authority, rights and powers of a Dealer purchasing Notes as principal set out in the Standard Provisions, a copy of which it acknowledges it has received, and this Terms Agreement.  Each of the Managers acknowledges having received or waived its receipt of:

(i)           a copy of each of the Prospectus and the Fiscal Agency Agreement, duly executed by the parties thereto; and

(ii)           a copy of each of the most recently delivered documents referred to in clauses (i), (ii), (iii) and (v) of Section 6(a) of the Standard Provisions.

4.           In consideration of ADB appointing each of the Managers as a Dealer solely with respect to this issue of Notes, each of the Managers hereby undertakes for the benefit of ADB and each of the other Dealers that, in relation to this issue of Notes, it will perform and comply with all of the duties and obligations specified to be assumed by a Dealer under the Standard Provisions.

5.           Each of the Managers acknowledges that such appointment is limited to this particular issue of Notes and is not for any other issue of notes of ADB pursuant to the Standard Provisions and that such appointment will terminate upon this issue of Notes, but without prejudice to any rights (including, without limitation, any indemnification rights), duties or obligations of the Managers that have arisen prior to such termination.

6.           For purposes hereof, the notice details of ADB and each of the Managers are as follows:

For ADB:

Asian Development Bank
6 ADB Avenue, Mandaluyong City
1550 Metro Manila
Philippines
Attention:                      Funding Division, Treasury Department
Telephone:                    +632 632-4713
Facsimile:                      +632 632-4120 or 636-2625

  Terms Agreement

For the Managers:

Goldman Sachs International
Peterborough Court
133 Fleet Street
London EC4A 2BB, England
United Kingdom
Attention:                      MTN Desk
Telephone:                    +44 20 7774 2295
Facsimile:                       +44 20 7774 5711

7.           If a default occurs with respect to one or more of the several underwriting commitments to purchase any Notes under this Terms Agreement, Managers who have not defaulted with respect to their respective several underwriting commitments will take up and pay for, as nearly as practicable in proportion to their respective several underwriting commitments, Notes as to which such default occurred, up to but not exceeding in the aggregate 20 per cent. of the principal amount of the Notes for which the non-defaulting Managers were originally committed; provided, however, that if the aggregate principal amount of Notes, as to which such default occurred exceeds 16.667 per cent. of the principal amount of the Notes, and arrangements satisfactory to the Managers and ADB for the purchase of such principal amount of Notes as to which such default occurred have not been made within 48 hours of such default, the non-defaulting Managers shall be entitled to terminate this Terms Agreement without any liability on the part of any non-defaulting Managers.  Nothing herein will relieve a defaulting Manager from liability for its default.

8.           All notices and other communications hereunder shall be in writing and shall be transmitted in accordance with Section 10 of the Standard Provisions.

This Terms Agreement shall be governed by and construed in accordance with the laws of State of New York.

  Terms Agreement

This Terms Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts together shall constitute one and the same instrument.

DAIWA CAPITAL MARKETS EUROPE LIMITED
GOLDMAN SACHS INTERNATIONAL
MORGAN STANLEY & CO. INTERNATIONAL PLC
UBS LIMITED
BNP PARIBAS
CREDIT SUISSE SECURITIES (EUROPE) LIMITED
HSBC BANK PLC
J.P. MORGAN SECURITIES LTD.
MERRILL LYNCH INTERNATIONAL
NOMURA INTERNATIONAL PLC
RBC CAPITAL MARKETS CORPORATION
THE TORONTO-DOMINION BANK

By: /s/ Nina Navid
Name: Nina Navid Title: Attorney-in-Fact

[signatures continued on next page]

  Terms Agreement

CONFIRMED AND ACCEPTED,
as of the date first written above:

ASIAN DEVELOPMENT BANK

By:            /s/ KAZUKI FUKUNAGA
          Name:  KAZUKI FUKUNAGA
Title:    Assistant Treasurer

  Terms Agreement